Exhibit 4.28

Execution Version

THIS INSTRUMENT AND THE SECURITIES ISSUABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN OR WILL BE ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER OF THIS NOTE OR CONVERSION HEREOF MAY BE EFFECTED WITHOUT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

___________________________

CONVERTIBLE PROMISSORY NOTE

$[*]	June 8, 2026 (“Issuance Date”)
Number: [*]

FOR VALUE RECEIVED, Ming Shing Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Maker” or “Company”), hereby promises to pay to the order of [*], a limited company established under the laws of the British Virgin Islands, in its capacity as Note Recipient under the Acquisition Agreement (as such term is defined in the Agreement) (“Holder”), at such place as Holder may from time to time direct, in lawful money of the United States of America, a principal sum of $[*] (the “Principal Amount”) in accordance with the terms and provisions of this Convertible Promissory Note (this “Note”).

This Note is issued pursuant to the terms of that certain Note Purchase Agreement (the “Agreement”), dated as of the date hereof, by and among the Company, Holder and the holders of other notes issued pursuant to the Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Agreement. This Note may be repaid or converted in accordance with the terms of the Agreement. This Note is a direct, unconditional, unsecured and unsubordinated obligation of the Company and ranks pari passu with all present and future unsecured and unsubordinated obligations of the Company, except as obligations may be preferred by laws of general application

SECTION 1

PRINCIPAL AND INTEREST

A. Principal. The outstanding principal balance of this Note at any one time is the Principal Amount less any principal payment made by Maker to Holder. The Principal Amount constitutes a valid and binding obligation of Maker in accordance with the terms and conditions contained herein. The Principal Amount constitutes acquisition consideration pursuant to the terms of the Acquisition Agreement (as such term is defined in the Agreement), and no cash will be advanced by the Holder to the Maker pursuant to the terms of this Note.

B. Interest. No ordinary interest shall accrue on the Principal Amount, and no interest payments shall be due on this Note.

SECTION 2
GENERAL TERMS

A. Maturity Date. This Note has no fixed maturity date and shall remain outstanding unless and until converted in full, redeemed pursuant to an express provision herein, repurchased by the Maker and cancelled, or otherwise cancelled by written agreement of the Maker and the Holder in accordance with the terms of this Note.

B. No Prepayment. Except as otherwise indicated in this Note, the balance of the Principal Amount of this Note may not be prepaid by Maker, in whole or in part.

C. Payments. All payments hereunder shall be made in lawful money of the United States of America at such other place as Holder may direct, by check payable to Holder or by wire transfer to a bank designated by Holder. All payments made by Maker under this Note shall be applied to the outstanding balance of the Principal Amount of the Note.

D. No Scheduled Redemption; No Amortization; No Repurchase. This Note shall not be subject to any scheduled amortization, sinking fund or mandatory redemption by reason only of the passage of time. The Maker shall have no obligation to repay the Principal Amount on any fixed date. The Maker may not redeem, repurchase or otherwise retire this Note, in whole or in part, without the prior written consent of the Holder, except to the extent required by applicable law or necessary by reason of tax, illegality, regulatory prohibition or a similar mandatory legal reason. Any portion of the Note so redeemed or repurchased by the Maker shall forthwith be cancelled and may not be reissued.

E. Holder Put Right Upon Fundamental Change. Upon the occurrence of a Fundamental Change, the Maker shall give the Holder prompt written notice thereof, and the Holder shall have the right, exercisable by written notice delivered to the Maker within twenty (20) Business Days after receipt of such notice, to require the Maker to redeem all or any part of the outstanding Principal Amount under this Note designated by the Holder at 101% of the then outstanding Principal Amount to be redeemed. Such redemption shall be effected on a date designated by the Holder in its notice, which date shall be not less than five (5) Business Days nor more than twenty (20) Business Days after the Maker’s receipt of such notice. Any portion of this Note not so redeemed shall remain outstanding in accordance with its terms. “Fundamental Change” means: (a) the delisting of the Maker’s Ordinary Shares from Nasdaq without listing on another Primary Market; (b) any merger, amalgamation, consolidation, scheme of arrangement, sale of all or substantially all assets or similar transaction resulting in a change of control of the Maker; or (c) any liquidation, dissolution or winding up of the Maker.

SECTION 3

events of default; rights and remedies

A. Events of Default. For purposes of this Note, “Event of Default” means any one or more of the following events, conditions or acts:

(i) Failure by the Maker to pay any amount when due under an express redemption obligation, repurchase obligation or other payment obligation arising under this Note or the Agreement;

(ii) Failure by the Maker to issue Conversion Shares when due in accordance with the terms of this Note and the Agreement, other than where such failure results solely from incomplete information or certification provided by the Holder or from a legal or regulatory impediment not arising from a material breach of the Maker of the terms of this Note or this Agreement;

(iii) The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note or the Agreement;

(iv) The Maker (a) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (b) makes an assignment for the benefit of its creditors outside the ordinary course of business, (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (d) is adjudicated as insolvent or to be liquidated or is otherwise liquidated or dissolved, or (e) takes corporate action for the purpose of any of the foregoing;

(v) Any material provision of the Note, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect and the Note ceases to be a binding obligation of the Maker; or

(vi) The Ordinary Shares shall cease to be quoted or listed for trading, as applicable, on any Primary Market for a period of 30 consecutive Business Days. “Primary Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

B. Rights and Remedies. Upon the occurrence of any Event of Default which is continuing and remains uncured for a period of thirty (30) days, the Holder may by written notice to the Maker declare immediately due and payable any amounts then due and payable under this Note and the Agreement and may pursue specific performance, injunctive relief and any other remedy available at law or in equity with respect to obligations expressly payable or performable thereunder; provided that, for the avoidance of doubt, acceleration shall not create a fixed maturity date for any portion of this Note that is not otherwise due and payable under the terms of this Note or the Agreement, except to the extent otherwise expressly provided therein.

C. Waivers. No waiver under this Section 3 by Holder shall be deemed to have been made unless such waiver is in writing and signed by Holder or confirmed to Maker by electronic communication by an authorized party of Holder. Holder reserves the right to waive or refrain from waiving any right or remedy under this Note. No delay or omission on the part of Holder in exercising any right or remedy under this Note shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

SECTION 4

conversion

A. Conversion Right. Subject to the limitations of Section 4.C, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid balance of the Principal Amount (the “Conversion Amount”) into fully paid and nonassessable Ordinary Shares in accordance with Section 4.B, at a price of $0.99 per Ordinary Share, being a fixed price agreed by the parties and inserted in this Note and not subject to any floating formula, market-price reset, ratchet, repricing or similar variable-price feature, except for customary structural adjustments expressly set forth herein (the “Conversion Price”). The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to this Section 4.A shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a share of Ordinary Shares upon any conversion. All calculations under this Section 4.A shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Ordinary Shares, the Company shall round such fraction of a share of Ordinary Shares down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount.

B. Mechanics of Conversion.

(i) To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company, together with a certification of its then current beneficial ownership and such supporting information as the Company may reasonably require to confirm compliance with Section 4.C, and (B) if required by Section 4.B.ii, surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Trading Day following the date of receipt of a valid Conversion Notice and such certification (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates of Ordinary Shares and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Note is physically surrendered for conversion and the outstanding Principal Amount of this Note is greater than the principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Ordinary Shares upon the transmission of a Conversion Notice.

(ii) Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

C. Limitations on Conversion. Notwithstanding anything to the contrary contained in this Note or the Agreement, the Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that immediately after giving effect to such conversion the Holder, together with any affiliate thereof, and any other persons whose beneficial ownership would be aggregated with that of the Holder under Section 13(d) of the Exchange Act and the rules promulgated thereunder, would directly or indirectly beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the number of Ordinary Shares then issued and outstanding immediately after giving effect to such conversion or receipt of shares (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation shall apply at all times during the life of this Note and shall be a continuing condition to each conversion. If any requested conversion would result in the issuance of Ordinary Shares in excess of the permitted amount hereunder, such conversion shall automatically be reduced to the maximum Principal amount that may be converted without breaching the Beneficial Ownership Limitation, and any Principal amount tendered for conversion in excess of such permitted amount shall remain outstanding under this Note and continue to be convertible in accordance with its terms.

D. Other Provisions.

(i) All calculations under this Section 4 shall be rounded to the nearest $0.0001 or whole share.

(ii) The Company shall at all times while this Note remains outstanding reserve and keep available out of its duly authorized and unissued Ordinary Shares, free of preemptive rights, a sufficient number of Ordinary Shares to satisfy conversion of the full outstanding Principal Amount of this Note at the Conversion Price and other notes issued pursuant to the Agreement , subject always to the Beneficial Ownership Limitation and applicable law (the “Required Reserve Amount”), and shall instruct its transfer agent to maintain such reservation. If at any time the number of Ordinary Shares authorized but unissued and not otherwise reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company shall promptly take all corporate action necessary to propose to its general meeting of shareholders an increase of its authorized share capital necessary to meet its obligations pursuant to this Note, and shall recommend that its shareholders vote in favor of such increase. The Company shall also make all Nasdaq notifications, supplemental listing applications and other filings required in connection with this Note and any issuance of Ordinary Shares upon conversion. The Company covenants that, upon issuance in accordance with this Note, the Ordinary Shares will be validly issued, fully paid and nonassessable.

(iii) The Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Ordinary Shares may bear legends restricting the transfer thereof.

(iv) If the Company, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares, (b) subdivide outstanding Ordinary Shares into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (d) issue by reclassification of Ordinary Shares any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Ordinary Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

E. Nasdaq and Home Country Practice. Notwithstanding anything to the contrary herein, the Company shall not be required to issue, and the Holder shall not be entitled to receive, any Ordinary Shares upon conversion of this Note to the extent that, after giving effect to such issuance, the aggregate number of Ordinary Shares issuable under this Note and any other securities issued in connection with the same transaction (and any transaction that Nasdaq would aggregate with such transaction under Rule 5635) would equal or exceed 19.99% of the number of Ordinary Shares outstanding immediately prior to the issuance of this Note or would represent 19.99% or more of the voting power outstanding prior to such issuance, unless and until the Company has obtained the requisite shareholder approval under Nasdaq Rule 5635 or is at such time then eligible to rely on an exemption in accordance with the Company’s disclosed home country practices under Nasdaq Listing Rule 5615(a)(3). No shareholder approval of the Company shall be a condition to the issuance of this Note. The Company shall be responsible for making all filings, disclosures, submissions, notifications and other procedural steps required in connection with any such reliance. The Company represents and warrants that, as of the date of the issuance of this Note, the Company is eligible for an exemption from such shareholder approval requirements in accordance with the Company’s disclosed home country practices under Nasdaq Listing Rule 5615(a)(3). If, after the Issuance Date, the Company ceases to be entitled to rely on such position in a manner that materially affects the conversion mechanics contemplated hereby, the parties shall cooperate in good faith to amend the conversion mechanics or provide for redemption, repurchase or other lawful settlement of the affected portion of this Note so as to preserve the commercial intent of this Note to the maximum extent legally permissible.

SECTION 5

Miscellaneous

A. Transfers and Reissuance. The Note may not be transferred, assigned or otherwise disposed of by the Holder without the prior written consent of the Maker, save that transfers to an affiliate of the Holder may be permitted subject to prior written notice to the Maker, compliance with applicable securities laws, execution of a deed of adherence or equivalent undertaking, and the continued application of the Beneficial Ownership Limitation to such transferee. The Note and any Ordinary Shares issued upon conversion hereof shall be subject to customary securities law transfer restrictions, restrictive legends and stop-transfer instructions until transfer is permitted under applicable law and this Note. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered in the name of the registered transferee or assignee, representing the outstanding Principal Amount being transferred by the Holder and, if less than the entire outstanding Principal Amount is being transferred, a new Note to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal Amount stated on the face of this Note.

B. Loss, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal Amount.

C. Amendments. Any term of this Note may be amended or waived with the written consent of the Company and the Holder or pursuant to the amendment provisions set forth in the Agreement.

D. Severability. If any term, covenant or provision contained in this Note, or the application thereof to any Person or circumstance, shall be determined to be void, invalid, illegal or unenforceable to any extent or shall otherwise operate to invalidate this Note, in whole or part, then such term, covenant or provision only shall be deemed not contained in this Note; the remainder of this Note shall remain operative and in full force and effect and shall be enforced to the greatest extent permitted by law as if such clause or provision had never been contained herein or therein; and the application of such term, covenant or provision to other Persons or circumstances shall not be affected, impaired or restricted thereby.

E. Captions. The captions or headings at the beginning of any paragraph or portion of any paragraph in this Note are for the convenience of Maker and Holder and for purpose of reference only and shall not limit or otherwise alter the meaning of the provisions of this Note.

F. Governing Law; Venue. The construction and enforcement of this Note shall be governed by the internal laws of the State of New York, without regard to choice of law principles that would result in the application of the law of another jurisdiction. The state courts of the State of New York located in Manhattan, New York County, and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to hear and determine any dispute arising out of or in connection with this Agreement and the Note and the related definitive documents, and each party irrevocably submits to such jurisdiction. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

G. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and be deemed to have been duly given when sent by electronic communication to the party listed below and the sending party receives a written response confirming such electronic communication was duly received by the appropriate party:

If to Maker:

Address: Office Unit B8, 27/F, NCB Innovation Centre, No. 888 Lai Chi Kok Road, Cheung

Sha Wan, Kowloon, Hong Kong

Contact: Chi Ming Lam

Email: ir@ms100.com.hk

If to Holder:

Address [*]

Contact: [*]

Email: [*]

H. Binding Effect; Assignment. This Note and the rights and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign this Note or any rights or duties hereunder, other than by operation of law, without the other party’s prior written consent, which written consent shall not be unreasonably withheld or delayed; provided, however, that in the event Maker converts to a corporation Maker shall assign this Note to such successor corporation.

I. Securities Law Compliance. Holder has been advised that the Note and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Holder is aware that Maker is under no obligation to effect any such registration with respect to the Note or the underlying securities or to file for or comply with any exemption from registration. Holder is purchasing the Note to be acquired by Holder hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Holder’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Holder further represents and warrants as follows:

(i) Holder and all owners, members, partners or any individual or entity having an equity interest in Holder are not “U.S. Persons” within the meaning of Regulation S promulgated under the Securities Act. Holder is acquiring the Note and any Conversion Shares for Holder’s own account, for investment and not for distribution or resale to others and is not purchasing the Note and any Conversion Shares for the account or benefit of any “U.S. Person,” or with a view towards distribution to any “U.S. Person,” in violation of the registration requirements of the Securities Act.

(ii) Holder has not paid, and will not pay, any commission or other remuneration to any person or entity as a commission or fee for this Note.

(iii) Holder has been afforded access to all material books, records and contracts of Maker, and Holder has had an opportunity to ask questions of and receive answers from Maker, or a person or persons acting on its behalf, concerning the terms and conditions of this investment; and all such questions have been answered to the full satisfaction of Holder.

(iv) Holder has had the opportunity to consult with legal counsel in making the representations above and otherwise in regards to this Note, and Holder has the requisite knowledge, upon such counsel, to make the representations herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Promissory Note as of the date first written above.

“MAKER”

Ming Shing Group Holdings Ltd.

By:
Name:	Pan Zhijun
Title:	Chair of the Board of Directors, Chief Executive Officer and Director

“HOLDER”

[*]

By:
Name:	[*]
Title:	[*]

[Signature Page to Convertible Promissory Note]

EXHIBIT I

FORM OF CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO: Ming Shing Group Holdings Ltd.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Note No. [*] into Ordinary Shares of Ming Shing Group Holdings Ltd., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Principal Amount to be Converted:

Applicable Conversion Price: $0.99

Number of Ordinary Shares to be issued:

The undersigned represents and warrants that it, together with any affiliate thereof, and any other persons whose beneficial ownership would be aggregated with that of the Holder under Section 13(d) of the Exchange Act and the rules promulgated thereunder, does not now, and would not immediately after giving effect to the conversion and receipt of shares contemplated hereby, directly or indirectly beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the number of Ordinary Shares then issued and outstanding immediately after giving effect to such conversion. The undersigned agrees to provide such supporting information as the Company may reasonably require to confirm compliance with the Beneficial Ownership Limitation.

Please issue the Ordinary Shares in the following name and deliver them to the following account:

Issue to:

Broker DTC Participant Code:

Account Number:

This Conversion Notice is dated:

“HOLDER”

[Name]

By:
Name:
Title: